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Exhibit 10.19

July 23, 2001	Hand Deliver

Thomas Kampfer

Dear Thomas:

Iomega is very pleased to offer you our Vice President, E-Business, General Counsel & Secretary position and look forward to you joining our team. We are excited about our future and your contributions to our continued success. You will be reporting directly to Werner Heid at our Corporate Headquarters. Our offer includes an annual base salary of $245,000 paid on a bi-weekly basis. We would like your employment to begin on July 24, 2001.

Your compensation package also includes:

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  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 45% of your annual salary, subject to the terms of the Bonus Program. 100% bonus pay-out (pro-rated from your date of employment) is guaranteed for fiscal year 2001.

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  A comprehensive benefits package, including medical, dental, life and disability coverage, a 401(k) plan, paid time off and educational assistance, subject to the terms and conditions of those plans.

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  An option to purchase 210,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. These options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.

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  3 weeks PTO based on our current PTO policy. (The vacation policy is being re-defined and once it is approved, your vacation will be based on the new policy. We will guarantee you the equivalent of three weeks vacation and one week of convertible sick time.)

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  Participation in the Executive Life Insurance Program at two times your annual base salary, subject to medical underwriting.

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  Participation in the Executive Long-Term Disability Program.

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  Participation in the Executive Tax Planning Services provided by Price Waterhouse LLP.

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  Participation in the Iomega Non-qualified Deferred Compensation Plan.

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  Reimbursement for family travel, to and from Utah once per month, and temporary living expenses during restructuring assignment.

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  Participation in a Change of Control Agreement as approved by the Board of Directors.

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  If your employment is terminated or "constructively terminated"—other than for "cause"—you will receive 9 months severance, provided you have signed a separation agreement and full release. "Cause" means: a) A violation of law that would materially injure Iomega or materially impact employee's ability to perform for Iomega, b) A material breach of non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. "Constructively terminated" means: x) An adverse alteration in the nature and status of employee's job responsibilities or reporting structure, y) A material reduction in employee's annual base salary, bonus plan, or any other benefit, or c) the relocation of employee's primary work location more than 25 miles from San Diego, California.

The start of your employment is contingent upon (a) your signature on this letter, (b) your signature on the Agreement for Employee use of Corporate Information, and (c) proof of your eligibility to work in the United States and (d) receipt by Iomega of a satisfactory background check.

This offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

To accept this offer, please sign and return before July 23, 2001. Please fax this signed offer letter, Application, Employee/Applicant Authorization, and Agreement for Employee Use of Corporate Information to our recruiting department at (801) 332-3671. If you have any questions, please contact me at (801) 332-4678.

I look forward to you joining the Iomega team!

Sincerely,
/s/ Werner T. Heid Werner T. Heid President and CEO
/s/ Thomas D. Kampfer Signed and Accepted	7/24/01 Date

WH/cm, (req# 01-4687)

Enclosures

  1.
  New Employee Packets

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  Exhibit 10.19